EXHIBIT 99.1

NEWSRELEASE

FOR IMMEDIATE RELEASE
October 15, 2004

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Susan Stuart	(614) 480-3878

HUNTINGTON BANCSHARES INCORPORATED
REPORTS 2004 THIRD QUARTER RESULTS
• Net Income of $93.5 million, up 3%
• Earnings Per Common Share of $0.40, up 3%
• Revises 2004 GAAP Earnings Per Share Guidance to $1.75-$1.77

     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2004 third quarter earnings of $93.5 million, or $0.40 per common share, up 3% from both $90.9 million and $0.39 per common share in the year-ago quarter. Compared with 2004 second quarter net income of $110.1 million and $0.47 per common share, 2004 third quarter earnings and earnings per share were both down 15%.

     Earnings for the first nine months of 2004 were $307.8 million, or $1.32 per common share, up 10% and 9%, respectively, from the comparable year-ago period earnings of $279.1 million and $1.21 per common share.

     “Our third quarter fundamental results were good, with another solid quarter of both loan and core deposit growth,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “We were also very pleased with the slight increase in the net interest margin. In addition, our credit quality trends continued to be strong. Third quarter net charge-offs as an annualized percent of average total loans and leases were only 30 basis points, which was below our net charge-off target of 35 to 45 basis points for a stable economic environment, and non-performing assets remained at historically low levels.”

     “However, reported third quarter results were below expectations due primarily to items related to the ongoing Securities and Exchange Commission (SEC) formal investigation and the pending Unizan Financial Corp. acquisition. Additional SEC related expenses and accruals adversely impacted our earnings by about $0.02 per share, as we continued negotiations with the SEC regarding a settlement. In addition, we also incurred about $0.01 per share of expenses related to the Unizan integration planning and systems conversion.”

     “Average total loans and leases increased an annualized 18% from the second quarter, excluding the impact of sold automobile loans,” he continued. “Average residential mortgage and home equity loans again led loan growth with annualized growth rates of 70% and 15%, respectively. Small business loan growth was strong, increasing at a 14% annualized rate.”

     “Average core deposits increased an annualized 7% in the current quarter, compared with the second quarter. This increase reflected good growth in two key deposit categories: non-interest bearing deposits, up 7% annualized, and interest bearing demand deposits, up 12% annualized,” he concluded.

     Significant 2004 third quarter performance highlights included:

•	$5.5 million pre-tax SEC-related expenses and accruals.

•	$1.8 million pre-tax Unizan integration planning and systems conversion expenses.

     Other highlights compared with 2004 second quarter included:

•	8% annualized growth in average total loans and leases, or 18% annualized after adjusting for the impact of auto loan sales.

•	7% annualized growth in average total core deposits.

•	3.30% net interest margin, up from 3.29%.

•	$4.1 million pre-tax temporary impairment of mortgage servicing rights (MSR) compared with a $10.4 million pre-tax recovery of previously reported MSR temporary impairment in the second quarter.

•	$2.3 million pre-tax losses on trading activity undertaken to offset MSR temporary valuation changes.

•	$7.8 million pre-tax gain on the sale of investment securities used to offset MSR temporary valuation changes, compared with a $9.2 million pre-tax loss on the sale of investment securities in the second quarter.

•	0.30% annualized net charge-offs, up from 0.23% in the second quarter.

•	0.36% period-end NPA ratio, up from 0.34% at June 30, 2004.

•	1.25% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.32% at June 30, 2004.

•	351% period-end NPA coverage ratio, down from 384% at June 30, 2004.

     Items specifically impacting earnings performance comparisons for the current and prior periods are highlighted in the following table.

Significant Items Impacting Earnings Performance Comparisons(1)

Three Months Ended	Impact(2)

(In millions, except per share)	Pre-tax	EPS
September 30, 2004 - GAAP earnings	$131.7	$0.40
• SEC related expenses / accruals	(5.5)	(0.02)
• Unizan system conversion expense	(1.8)	(0.01)
• MSR temporary impairment	(4.1)	(0.01)
• MSR-related trading losses	(2.3)	(0.01)
• Investment securities gains	7.8	0.02
June 30, 2004 - GAAP earnings	$153.5	$0.47
• Gain on sale of auto loans	4.9	0.01
• MSR temporary impairment recovery	10.4	0.03
• Investment securities losses	(9.2)	(0.03)
• Single commercial credit recovery	9.7	0.03
September 30, 2003 - GAAP earnings(3)	$141.4	$0.45
• Gain on sale of West Virginia offices	13.1	0.04
• MSR temporary impairment recovery	17.8	0.05
• Investment securities losses	(4.1)	(0.01)

(1) Includes significant items with $0.01 EPS impact or greater

(2) Favorable (unfavorable) impact on GAAP earnings

(3) GAAP earnings before cumulative effect of change in accounting principle (FIN 46)

Discussion of Performance

     Fully taxable equivalent net interest income increased $6.9 million, or 3%, from the year-ago quarter, reflecting the favorable impact of an 8% increase in average earning assets, partially offset by a 16 basis point, or an effective 5%, decline in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.30% from 3.46% reflecting the impact of lower rates and the strategic repositioning of portfolios to reduce automobile loans and increase the relative proportion of lower-rate, and lower-risk, residential real estate-related loans and investment securities.

     Compared with the 2004 second quarter, fully taxable equivalent net interest income increased $4.4 million, or 2%, reflecting the favorable impact of a 1% increase in average earning assets and a one basis point increase in the net interest margin to 3.30% from 3.29%.

     Average total loans and leases increased $1.7 billion, or 8%, from the 2003 third quarter due primarily to a $1.3 billion, or 11%, increase in average consumer loans. Contributing to the consumer loan growth was a $1.8 billion, or 84%, increase in average residential mortgages and a $0.5 billion, or 15%, increase in average home equity loans. Demand for residential mortgages and home equity loans remained strong as interest rates declined slightly during the quarter and remained near historically low levels. Average total automobile loans and leases decreased $1.1 billion, or 21%. This decline from the year-ago quarter reflected the sale of $2.6 billion of automobile loans over this 12-month period, partially offset by the rapid growth in direct financing leases due to the migration from operating lease assets, which have not been originated since April 2002.

     During the third quarter, $153 million of automobile loans were sold, including $102 million of automobile loans transferred to loans held for sale during the 2004 second quarter. Combined, these transactions resulted in third quarter net pre-tax gains on the sale of automobile loans of $0.3 million. On a combined basis, these transactions increased the total automobile loans sold since the beginning of 2003 to $3.7 billion. These sales represented a continuation of a strategy to reduce exposure to automobile financing to approximately 20% of total credit exposure (see table below). At September 30, 2004, this exposure was $4.9 billion, down from $6.2 billion at year end and represented 21% of total credit exposure, down from 28% at year end 2003, and 33% at the end of 2002.

($ billions)	9/30/04	12/31/03	12/31/02
Total Company
Loans and leases	$22.6	$21.1	$18.6
Operating lease assets	0.7	1.3	2.2
Securitized loans	—	0.0	1.1

Total credit exposure	$23.3	$22.4	$21.9
Automobile Financing
Loans and leases	$4.2	$4.9	$3.9
Operating lease assets	0.7	1.3	2.2
Securitized loans	—	0.0	1.1

Total auto exposure	$4.9	$6.2	$7.2
% Total credit exposure	21%	28%	33%

     Average total commercial and industrial (C&I) and commercial real estate (CRE) loan balances were $9.8 billion, up $0.4 billion, or 5%, from the year-ago quarter. This $9.8 billion consisted of middle-market C&I ($4.3 billion, down from $4.5 billion), middle market CRE ($3.5 billion, up from $3.1 billion), and small business C&I and CRE ($1.9 billion) loans. Small business C&I and CRE loans increased $188 million, or 11%. Middle-market C&I and CRE balances were impacted by a June 30, 2004 reclassification of $282 million of C&I loans to CRE loans. Adjusting for this reclassification, average middle-market C&I loans increased $93 million, or 2%, from the year-ago quarter and middle-market CRE loans increased $143 million, or 4%.

     Compared with the second quarter, average total loans and leases increased $0.4 billion, or 2%, with the growth rate mitigated by a $0.5 billion, or 21%, decline in average automobile loans due to the second quarter ($512 million) and third quarter ($153 million) sales of automobile loans. Growth in mortgage-related consumer loans remained strong with average residential mortgages up $0.6 billion, or 17%, and average home equity loans up $0.1 billion, or 4%. Total average C&I and CRE loans increased slightly, primarily reflecting a $63 million, or 3%, increase in small business C&I and CRE loans. As discussed above, middle-market C&I and CRE loan balances were impacted by the $282 million loan reclassification on June 30, 2004. Adjusting for this reclassification, third quarter average middle-market C&I and CRE loans were essentially flat.

     Average investment securities increased $0.7 billion, or 18%, from the year-ago quarter. This increase reflected the use of some of the proceeds from the previous sales of automobile loans to purchase 10-year variable rate securities. Compared with the second quarter, average investment securities declined $0.5 billion, or 10%.

     Average total core deposits in the third quarter were $16.5 billion, up $0.7 billion, or 4%, from the year-ago quarter, reflecting a $0.8 billion, or 13%, increase in average interest bearing demand deposit accounts, partially offset by a $0.1 billion, or 6%, decline in retail CDs. Compared with the 2004 second quarter, average total core deposits increased $0.3 billion, or 2%, reflecting growth in interest bearing demand deposits, up $0.2 billion, or 3%, as well as non-interest bearing deposits, up $0.1 billion, or 2%.

     Non-interest income decreased $82.9 million, or 30%, from the year-ago quarter. Comparisons with prior-period results are heavily influenced by the decline in operating leases and related operating lease income. These trends are expected to continue as all automobile leases originated since April 2002 are direct financing leases with income reflected in net interest income, not non-interest income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $53.2 million, or 45%, from the 2003 third quarter. Excluding operating lease income, non-interest income decreased $29.7 million, or 19%, from the year-ago quarter with the primary drivers being:

•	$25.7 million, or 85%, decrease in mortgage banking income. This reflected a $21.9 million change in MSR temporary impairment valuations, as the current quarter included a $4.1 million MSR temporary impairment compared with $17.8 million recovery of previously recorded MSR temporary impairment recognized in the year-ago quarter. MSR valuations are very sensitive to movements in interest rates. Excluding the MSR temporary impairment valuation change between quarters, mortgage banking income decreased $3.8 million, primarily reflecting lower secondary marketing gains and lower origination volume.

•	$13.1 million gain on sale of branch offices in the year ago quarter with no such gain in the current quarter.

•	$5.6 million, or 24%, decline in other income due to lower investment banking income and the MSR-related trading loss. To offset the volatility that results from recognizing temporary MSR valuation changes, Huntington has used investment securities and, more recently, other trading account assets, such as forward commitments and options. As none of these instruments qualify for hedge accounting, the change in value of the trading account assets are reported as a component of other income, whereas the gains (losses) from the sale of securities that are available for sale are reported as investment securities gains (losses).

Partially offset by:

•	$11.9 million increase in investment securities gains as the current quarter reflected gains of $7.8 million compared with $4.1 million of securities losses in the year-ago quarter.

•	$1.7 million, or 11%, increase in trust services income as a result of higher personal trust fees, reflecting higher average asset values, and higher money market mutual fund fees.

•	$1.6 million, or 4%, increase in service charges on deposit accounts due to higher service charges on personal accounts.

     Compared with the 2004 second quarter, non-interest income declined $28.2 million, or 13%. This comparison is also heavily influenced by the decline in operating lease income for the reasons noted above. Reflecting the run-off of the operating lease portfolio, operating lease income declined $14.3 million, or 18%, from the 2004 second quarter. Excluding operating lease income, non-interest income decreased $13.9 million, or 10%, from the 2004 second quarter with the primary drivers being:

•	$18.9 million, or 81%, decrease in mortgage banking income. This reflected a $14.5 million change in MSR temporary impairment valuations, as the current quarter included a $4.1 million MSR temporary impairment compared with $10.4 million recovery of previously recorded MSR temporary impairment recognized in the second quarter. This increase in MSR temporary impairment valuation between quarters reflected the downward movement in mortgage interest rates in the third quarter. The MSR temporary impairment valuation reserve at September 30, 2004 was $5.5 million. Reflecting the decline in interest rates during the quarter, the value of MSRs as a percent of mortgages serviced for others was 1.13%, down from 1.21% at June 30, 2004. Excluding the MSR temporary impairment valuation change between quarters, mortgage banking income decreased $4.4 million, primarily reflecting lower secondary marketing gains.

•	$6.8 million, or 27%, decrease in other income reflecting the MSR-related trading loss in the current quarter, as well as a decline in investment banking and trading fee income.

•	$4.6 million decrease in gain on sale of automobile loans as the current quarter reflected $0.3 million of gains, compared with $4.9 million of gains in the second quarter.

Partially offset by:

•	$17.0 million increase in securities gains (losses), with the current quarter reflecting $7.8 million in securities gains, compared with $9.2 million of securities losses in the 2004 second quarter.

     Non-interest expense decreased $26.8 million, or 9%, from the year-ago quarter. Comparisons with prior-period results are influenced by the decline in operating lease expense as the operating lease portfolio continues to run-off (see above operating lease income discussion). Operating lease expense declined $38.2 million, or 41%, from the 2003 third quarter. The decline in operating lease expense was partially offset by $2.6 million of additional depreciation expense related to automobile leases booked prior to October 1, 2001. Residual value losses on automobile leases booked prior to October 1, 2001, were covered by an insurance policy with a $120 million cap. During the third quarter, residual value losses exceeded this cap a few months earlier than anticipated due to higher than anticipated volume of turned in automobiles and to a lesser degree, softness in the used car market. Total losses above the cap are expected to be $18-$30 million, including $10 million already recognized and reflected in additional accumulated depreciation. Excluding operating lease expense, non-interest expense increased $11.5 million, or 6%, from the year-ago quarter with the primary drivers being:

•	$8.6 million, or 8%, increase in personnel costs primarily reflecting higher salaries and benefits expense, partially offset by lower sales commissions due to weaker mortgage origination and capital market activities.

•	$3.9 million, or 21%, increase in other expense reflecting higher automobile lease residual value losses, as well as SEC-related expenses and accruals.

•	$1.3 million, or 8%, increase in net occupancy expense.

•	$1.1 million, or 10%, increase professional services including SEC-related expenses.

Partially offset by:

•	$1.2 million benefit from the release of restructuring reserves in the current quarter.

•	$1.0 million, or 6%, decline in equipment expense.

     The current quarter included $1.8 million of current quarter expenses related to Unizan integration planning and systems conversion. These expenses were spread across various non-interest expense categories with no meaningful impact on any single line item.

     Compared with the 2004 second quarter, non-interest expense declined $8.7 million, or 3%. Comparisons with prior-period results are also heavily influenced by the decline in operating lease expense. Operating lease expense declined $7.7 million, or 12%, from the 2004 second quarter. Excluding operating lease expense, non-interest expense decreased $1.1 million from the second quarter with the primary drivers being:

•	$3.7 million, or 14%, decrease in other expense as the second quarter included costs related to investments in partnerships generating tax benefits for the first half of 2004. The 2004 third quarter other expense included automobile lease residual value losses, as well as SEC-related expenses and accruals.

•	$3.1 million, or 38%, decrease in marketing expense due to lower advertising expenditures.

•	$1.2 million benefit from the release of restructuring reserves in the current quarter.

Partially offset by:

•	$4.4 million, or 56%, increase in professional services primarily reflecting SEC-related expenses.

•	$2.0 million, or 2%, increase in personnel costs.

Credit Quality

     Total net charge-offs for the 2004 third quarter were $16.5 million, or an annualized 0.30% of average total loans and leases. This was a reduction from $32.8 million, or 0.64%, in the year-ago quarter. However, it was an increase from $12.5 million in the second quarter, or an annualized 0.23% of average total loans and leases, as net charge-offs in the second quarter were reduced by a $9.7 million one-time recovery of a previously charged-off commercial loan. This recovery lowered total commercial (C&I and CRE) net charge-offs by 39 basis points and total loan and lease net charge-offs by 18 basis points. Excluding the impact of this recovery, 2004 second quarter total net charge-offs would have been $22.2 million, or an annualized 0.41% of average total loans and leases. Gross charge-offs in the third quarter declined $4.5 million, or 15%, from the second quarter.

     Total commercial net charge-offs in the third quarter were $2.6 million, or an annualized 0.10%, down from $15.8 million, or an annualized 0.68%, in the year-ago quarter and up from only $137 thousand in the previous quarter. Adjusting for the $9.7 million recovery noted above (39 basis point impact), second quarter total commercial net charge-offs would have been $9.8 million, or an annualized 0.40% of related loans.

     Total consumer net charge-offs in the current quarter were $13.9 million, or an annualized 0.45% of related loans. This compared with $16.9 million, or 0.61%, in the year-ago quarter and $12.4 million, or an annualized 0.41% of related loans in the 2004 second quarter.

     Total automobile loan and lease net charge-offs in the 2004 third quarter were $7.6 million, or an annualized 0.74% of average automobile loans and leases. This compared with $12.2 million of net charge-offs, or an annualized 0.94%, in the year-ago quarter and $7.8 million, or an annualized 0.69% in the second quarter.

     Credit losses on operating lease assets are included in operating lease expense and were $5.0 million in the current quarter, down from $10.0 million in the year-ago quarter and $5.2 million in the second quarter. Recoveries on operating lease assets are included in operating lease income and totaled $1.2 million, $2.6 million, and $1.5 million, for the same periods, respectively. The ratio of operating lease asset credit losses to average operating lease assets, net of recoveries, was an annualized 1.89% in the current quarter, 1.90% in the year-ago quarter, and 1.51% in the 2004 second quarter. As noted in the non-interest income discussion above, the operating lease portfolio will decline over time as no new operating lease assets have been generated since April 2002.

     Non-performing assets (NPAs) were $80.5 million at September 30, 2004, down $56.6 million, or 41% from the prior year, and up $5.8 million, or 8%, from June 30, 2004. NPAs as a percent of total loans and leases and other real estate were 0.36% at September 30, 2004, down from 0.65% a year-ago, but up slightly from 0.34% at June 30, 2004. At September 30, 2004, the company adopted a new policy of placing home equity loans and lines on non-accrual status when they exceed 180 days past due. Such loans were previously classified as accruing loans and leases past due 90 days or more. This policy change conforms the home equity loans and lines classification to that of other consumer loans secured by residential real estate. As a result of this change in policy, the current quarter included $7.7 million of non-performing home equity loans and lines secured by real estate. NPAs at September 30, 2004, included $30.2 million of lower-risk residential real estate-related assets, which represented 38% of total NPAs. This compared with $19.1 million, or 14%, at the end of the year-ago quarter.

     The over 90-day delinquent, but still accruing, ratio was 0.24% at September 30, 2004, down from 0.31% a year ago, and unchanged from 0.24% at June 30, 2004.

Allowances for Credit Losses (ACL)

     The company maintains two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).

     The September 30, 2004, ALLL was $282.7 million, down from $336.4 million a year ago and from $286.9 million at June 30, 2004. These declines reflected continued credit quality improvement, the change in the mix of the loan portfolio to lower-risk residential mortgages and home equity loans, and improvement in the economic outlook. Expressed as a percent of period-end loans and leases, the ALLL at September 30, 2004, was 1.25%, down from 1.59% a year-ago and from 1.32% at June 30, 2004. The ALLL as a percent of NPAs was 351% at September 30, 2004, up from 245% a year ago, but down from 384% at June 30, 2004.

     The September 30, 2004, AULC was $30.0 million, down slightly from $33.7 million at the end of the year-ago quarter, and from $31.2 million at June 30, 2004.

     On a combined basis, the ACL as a percent of total loans and leases was 1.38% at September 30, 2004, compared with 1.75% a year ago and 1.46% at the end of last quarter. Similarly, the ACL as a percent of NPAs was 389% at September 30, 2004, compared with 270% a year earlier and 426% at June 30, 2004.

     The provision for loan and lease losses in the 2004 third quarter was $11.8 million, a $39.8 million reduction from the year-ago quarter, but a $6.8 million increase from the 2004 second quarter. The reduction in provision expense from the year-ago quarter reflected overall improved portfolio quality performance and a stronger economic outlook, only partially offset by provision expense related to loan growth. The increase in provision expense from the second quarter primarily reflected lower recoveries, as the second quarter included a $9.7 million commercial loan recovery. As previously disclosed, effective January 1, 2004, the company adopted a more quantitative approach to calculating the economic reserve component of the ALLL making this component more responsive to changes in economic conditions. This change, combined with the quantitative approach for determining the transaction reserve component, as well as changes to the specific reserve component, may result in more volatility in the total ALLL, and corresponding provision for loan and lease losses.

Capital

     At September 30, 2004, the tangible equity to assets ratio was 7.11%, up from 6.77% a year ago, and from 6.95% at June 30, 2004. At September 30, 2004, the tangible equity to risk-weighted assets ratio was 7.80%, up significantly from 7.24% in the year-ago quarter, and up from 7.64% at June 30, 2004. The increase in the tangible equity to risk-weighted assets ratio reflected primarily the positive impact resulting from reducing the overall risk profile of earning assets throughout this period, most notably a less risky loan portfolio mix, as well as growth in low risk investment securities.

2004 Outlook

     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis. Furthermore, such guidance excludes any impact from potential future loan sales or other one-time items, not certain at the time such earnings guidance is provided. On July 16, 2004, concurrent with the release of 2004 second quarter earnings, the company provided revised 2004 GAAP earnings per share guidance of $1.77-$1.81.

     Reflecting year-to-date actual GAAP earnings per share of $1.32, updated 2004 GAAP earnings per share guidance is now $1.75-$1.77 per share. This excludes the impact from gains or losses associated with loan sales or securitizations, if any, as well as any 2004 fourth quarter impact on earnings from the pending Unizan merger and SEC-related expenses.

Unizan Merger and SEC Formal Investigation

     As reported on June 16, 2004, the Federal Reserve Board informed Huntington that it had extended its review period of the Unizan acquisition. On August 9, 2004, Huntington announced that the company was in negotiations with the staff of the SEC regarding a settlement of the ongoing formal investigation, and Huntington remains in active dialogue with its bank regulators concerning these matters. Huntington and Unizan are ready to close the merger, subject to the receipt of all necessary regulatory approvals; however, no assurances can be provided as to the ultimate timing or outcome of these matters.

Conference Call / Webcast Information

     Huntington’s senior management will host an earnings conference call today at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 866-837-9787. Slides will be available at huntington-ir.com just prior to 11:00 a.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available two hours after the completion of the call through the end of this month at 888-266-2081; conference ID 570380.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.

Annualized data

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin

     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

     Significant one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm

     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington

     Huntington Bancshares Incorporated is a $32 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 138 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

				Percent Change vs.
(in thousands, except per share amounts)	3Q04	2Q04	3Q03	2Q04	3Q03
Net Interest Income	$227,058	$222,563	$220,471	2.0%	3.0%
Provision for Credit Losses	11,785	5,027	51,615	N.M.	(77.2)
Non-Interest Income	189,891	218,128	272,768	(12.9)	(30.4)
Non-Interest Expense	273,423	282,153	300,182	(3.1)	(8.9)

Income Before Income Taxes	131,741	153,511	141,442	(14.2)	(6.9)
Provision for Income Taxes	38,255	43,384	37,230	(11.8)	2.8

Income before cumulative effect of change in accounting principle	93,486	110,127	104,212	(15.1)	(10.3)
Cumulative effect of change in accounting principle, net of tax	—	—	(13,330)	—	N.M.

Net Income	$93,486	$110,127	$90,882	(15.1)%	2.9%

Income before cumulative effect of change in accounting principle - diluted	$0.40	$0.47	$0.45	(14.9)%	(11.1)%
Net Income per common share - diluted	0.40	0.47	0.39	(14.9)	2.6
Cash dividends declared per common share	0.200	0.175	0.175	14.3	14.3
Book value per common share at end of period	10.69	10.40	9.79	2.8	9.2
Average common shares - basic	229,848	229,429	228,715	0.2	0.5
Average common shares - diluted	234,348	232,659	230,966	0.7	1.5
Return on average assets	1.18%	1.41%	1.38%
Return on average shareholders’ equity	15.4	19.1	18.5
Net interest margin (1)	3.30	3.29	3.46
Efficiency ratio (2)	66.3	62.3	60.0
Effective tax rate	29.0	28.3	26.3
Average loans and leases	$22,194,826	$21,767,492	$20,511,312	2.0%	8.2%
Average earning assets	27,736,806	27,556,828	25,621,663	0.7	8.3
Average core deposits (3)	16,509,879	16,230,324	15,801,133	1.7	4.5
Average core deposits - linked quarter annualized growth rate (3)	6.9%	19.4%	9.9%
Average core deposits - excluding Retail CDs	$14,095,580	$13,829,839	$13,240,345	1.9	6.5
Average core deposits excl. Retail CDs - linked quarter annualized growth rate	7.7%	22.9%	19.6%
Average total assets	$31,465,418	$31,313,357	$29,883,107	0.5	5.3
Average shareholders’ equity	2,411,746	2,323,437	2,239,486	3.8	7.7
Total assets at end of period	$31,807,493	$31,421,206	$30,128,923	1.2	5.6
Total shareholders’ equity at end of period	2,460,917	2,386,369	2,241,456	3.1	9.8
Net charge-offs (NCOs)	$16,480	$12,515	$32,774	31.7	(49.7)
NCOs as a % of average loans and leases	0.30%	0.23%	0.64%
Non-performing loans and leases (NPLs)	$67,784	$61,778	$121,881	9.7	(44.4)
Non-performing assets (NPAs)	80,476	74,696	137,077	7.7	(41.3)
NPAs as a % of total loans and leases and other real estate (OREO)	0.36%	0.34%	0.65%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.25	1.32	1.59
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.38	1.46	1.75
ALLL as a % of NPLs	417	464	276
ALLL as a % of NPAs	351	384	245
Tier 1 risk-based capital (4) (5)	9.07	8.98	8.40
Total risk-based capital (4) (5)	12.49	12.56	11.19
Tier 1 leverage (4)	8.36	8.20	7.94
Average equity / assets	7.66	7.42	7.49
Tangible equity / assets (5)	7.11	6.95	6.77

N.M. - Not Meaningful.

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.2 million for all periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.

(4)	Estimated at the end of September, 2004.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
YTD Key Statistics
(Unaudited)

	Nine Months Ended Sept 30,		2004 vs. 2003
(in thousands, except per share amounts)	2004	2003	Amount	Percent
Net Interest Income	$672,306	$624,671	$47,635	7.6%
Provision for Credit Losses	42,408	137,652	(95,244)	(69.2)
Non-Interest Income	635,658	822,643	(186,985)	(22.7)
Non-Interest Expense	841,230	912,694	(71,464)	(7.8)

Income Before Income Taxes	424,326	396,968	27,358	6.9
Provision for Income Taxes	116,540	104,536	12,004	11.5

Income before cumulative effect of change in accounting principle	307,786	292,432	15,354	5.3
Cumulative effect of change in accounting principle, net of tax	—	(13,330)	13,330	N.M.

Net Income	$307,786	$279,102	$28,684	10.3%

Income before cumulative effect of change in accounting principle - diluted	$1.32	$1.26	0.06	4.8%
Net Income per common share - diluted	1.32	1.21	0.11	9.1
Cash dividends declared per common share	0.550	0.495	0.06	11.1
Average common shares - basic	229,501	229,558	(57)	(0.0)
Average common shares - diluted	233,307	231,353	1,954	0.8
Return on average assets	1.32%	1.37%
Return on average shareholders’ equity	17.6	17.9
Net interest margin (1)	3.31	3.52
Efficiency ratio (2)	64.5	62.9
Effective tax rate	27.5	26.3
Average loans and leases	$21,822,931	$19,565,832	$2,257,099	11.5%
Average earning assets	27,425,309	24,023,615	3,401,695	14.2
Average total assets	31,194,822	28,455,310	2,739,512	9.6
Average core deposits (3)	16,075,363	15,401,047	674,316	4.4
Average core deposits - excluding Retail CDs	13,670,596	12,628,533	1,042,063	8.3
Average shareholders’ equity	2,338,130	2,185,637	152,493	7.0
Total shareholders’ equity at end of period	2,460,917	2,241,456	219,461	9.8
Net charge-offs (NCOs)	57,622	106,666	(49,044)	(46.0)
NCOs as a % of average loans and leases	0.35%	0.73%

N.M. - Not Meaningful.

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.6 million for both periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains.

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.